CONSENT OF INDEPENDENT ACCOUNTANTS


We herby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 22, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of Sequoia Fund, Inc. which is also incorporated by references to us under the headings "Financial Highlights", "Custodian, Counsel and Independent Accountants" and "Financial Statements and Report of Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP

New York, New York
April 28, 2003